PAC-WEST TELECOMM, INC. FILES FOR CHAPTER 11
•	Pac-West reaches agreement for DIP Financing from its current lender and principal investor, an Affiliate of Columbia Ventures Corporation

•	Wally Griffin, Chairman of the Board and past-President, assumes President and CEO role

•	Pac-West Retains Chief Restructuring Officer and Makes Other Management Changes

•	Pac-West Reduces Workforce
STOCKTON, CA, April 30, 2007 – Pac-West Telecomm, Inc. (OTC: PACW.PK), a wholesale provider of advanced telecommunications services, announced today that it has filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. The filing was made today in the U.S. Bankruptcy Court for the District of Delaware.
In conjunction with the filing, Pac-West Funding Company LLC, an affiliate of Columbia Ventures Corporation (CVC), an existing investor in the Company, agreed to provide Pac-West up to $18.5 million in debtor-in-possession (DIP) financing, subject to court approval. The DIP financing is expected to provide Pac-West with approximately $6 million of funding to facilitate its reorganization pursuant to the Chapter 11 process.
On April 24, 2007, the Company appointed Michael Katzenstein as Chief Restructuring Officer. Mr. Katzenstein is a principal of CXO, L.L.C., a Dallas-based interim management and turnaround firm with substantial experience in telecommunications turnarounds. In addition, the following officers were appointed by Pac-West, with effect on April 30, 2007: Wallace W. Griffin, as President and Chief Executive Officer, Chad Coben, as Interim Chief Financial Officer, and Shawn O’Donnell, as Interim Chief Operating Officer. Mr. Griffin is a former President and Chief Executive Officer of Pac-West and presently the Chairman of the Board. Messrs. Coben and O’Donnell are CXO designees. Messrs. Griffin, Coben and O’Donnell replaced Pac-West’s prior President and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer.
On April 30, 2007, prior to the Chapter 11 filing, the Company reduced its workforce by approximately 94 employees (approximately 48% of the Company’s aggregate workforce). This reduction in workforce was implemented to better align Pac-West’s cost structure with its current operating requirements.
Wally Griffin, Chairman, President and Chief Executive Officer, said, “We are pleased that Pac-West has the continued financial support of CVC during our reorganization process. We look forward to continuing to provide excellent service to our customers over our national telecom network. Our goal is for Pac-West to emerge financially stable, with a lower cost structure and promising future.”
Michael Katzenstein, Chief Restructuring Officer, said, “The reduction in workforce was an unfortunate, but necessary step in the Company’s plan to reduce costs and assure its financial stability. Our guiding principles have been, and will be, the importance of providing uninterrupted and high-quality services and of improving the Company’s profitability.”
Jim Hensel, SVP at Columbia Ventures, noted “CVC continues to believe in Pac-West’s products and services and in the opportunity that its business represents. CVC supports Pac-West’s reorganization efforts and believes the financing that CVC is providing for the reorganization is part of CVC’s continuing commitment to Pac-West’s valuable customers. “
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About Pac-West Telecomm, Inc.
Pac-West is a provider of advanced communications services that enable traditional and next-generation providers, carriers, and service providers to efficiently design, deploy, and deliver integrated communication solutions. Currently, Pac-West’s network serves over 167 million people in the United States. Founded in 1980, Pac-West Telecomm, Inc. has been offering communication services to its customers since 1982 and has been a leading provider of wholesale services to Internet Service Providers. For more information about Pac-West and its reorganization, visit www.pacwest.com.
Forward Looking Statements
In this report, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors, including risk factors described in our Annual Report on Form 10-K for the period ended December 31, 2005, as filed with the SEC on March 29, 2006, as revised and supplemented by the risk factors described in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, as filed with the SEC on May 12, 2006, August 11, 2006 and November 20, 2006 respectively, and which may be further revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to risks associated with: our ability to successfully reorganize under Chapter 11 of the U.S. Bankruptcy Code; our ability to comply with the covenants contained in, or the possibility of triggering a default under, our DIP financing facility; our ability to execute our business plans and objectives; our ability to retain customers, suppliers; vendors, partners and employees during our reorganization; regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; the migration to broadband Internet access affecting dial-up Internet access; an increase in our network expenses; our principal competitors for local services and potential additional competitors, which may have advantages that may adversely affect our ability to compete with them.